Exhibit 10.72
SUMMARY OF EMPLOYMENT AGREEMENTS – DONALD E. CLOSSER
     Mr. Closser’s employment agreement with the Company was signed on September 7, 2005 with an effective date of August 11, 2005, relating to Mr. Closser’s at-will employment in the position of Vice President R&D Houston. Its form is substantially similar to Exhibit 10.55 to the 10-K filed March 30, 2004. Under the employment agreement, Mr. Closser is entitled to receive (a) a base salary of $150,000 per year (subject to increase upon annual review), plus (b) contingent incentive bonus compensation at target of $45,000, based on achievement of certain management objectives in accordance with a plan approved annually by the Compensation Committee and the independent directors of the Board. Mr.Closser is also entitled to participate in the Company’s 401k plan, employee stock purchase plan, and other benefit plans. If the Company terminates Mr. Closser’s employment other than for cause or disability, or if Mr. Closser resigns for good reason (as defined in the agreement) or if he dies, then he is (or his heirs and assigns are) entitled to receive (i) a severance period of six months, during which he shall continue to receive his base salary along with medical and insurance benefits, as well as (ii) a pro-rated portion of any bonus earned prior to termination under such an approved bonus plan.
     Mr. Closser’s change of control agreement with the Company was signed on the same date, and has the same effective date, as the employment agreement described above. The form of his change of control agreement is substantially similar to Exhibit 10.56 to the 10-K filed March 30, 2004. In the event of a change of control, as defined in the agreement, Mr. Closser’s stock options will become fully vested. If, in connection with a change of control, Mr. Closser’s employment is terminated other than for cause or he resigns for good reason (each as defined in the employment agreement), then the officer is entitled to (a) all severance benefits provided in the employment agreement described above; (b) a special severance payment in an amount equal to, and in addition to, the officer’s base salary during the severance period defined in the employment agreement; (c) continuation of insurance-related benefits for an additional period of time equal to that stated in his employment agreement; and (d) to exercise any vested, unexercised options for one year after the date of termination of employment.
     Mr. Closser’s indemnification agreement with the Company was signed on the same date, and has the same effective date, as the employment agreement described above. Its form is essentially identical to Exhibit 10.1 to the 10-Q filed November 14, 2001. Subject to certain conditions and limitations, if Mr. Closser was, is, becomes at any time, or is threatened to be made a party to (or a witness in or otherwise a participant in) an action, suit, proceeding, appeal, inquiry or investigation relating to the fact that he was a director, officer or employee of the Company (and in certain other capacities), the Indemnification Agreement provides that the Company shall indemnify Mr. Closser for expenses, judgments, fines, penalties and amounts paid in settlement. The agreement also provides that the Company shall advance expenses to Mr. Closser in connection with its indemnification obligations.